As filed with the Securities and Exchange Commission on March 12, 2014.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DIGI INTERNATIONAL INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	41-1532464
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11001 BREN ROAD EAST MINNETONKA, MINNESOTA	55343
(Address of principal executive offices)	(Zip Code)

DIGI INTERNATIONAL INC.

2014 OMNIBUS INCENTIVE PLAN

(Full title of the plan)

Joseph T. Dunsmore

Chairman, President and Chief Executive Officer

Digi International Inc.

11001 Bren Road East

Minnetonka, Minnesota 55343

(Name and address of agent for service)

(952) 912-3444

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered (1)(2)(3)	Proposed maximum offering price per share (4)	Proposed maximum aggregate offering price (4)	Amount of registration fee(5)
Common Stock, $.01 par value per share	2,250,000 shares	$10.015	$22,533,750	$2,902.35

(1)	As described in the Explanatory Note in this registration statement, the number of shares of common stock, $.01 par value per share (“Common Stock”), registered hereby consists of (a) 1,870,499 shares being registered for the first time pursuant to the Digi International Inc. 2014 Omnibus Incentive Plan (the “2014 Plan”), plus (b) 379,501 shares (the “Carryover Shares”) that were previously registered with respect to the Digi International Inc. 2013 Omnibus Incentive Plan (the “2013 Plan”) on Form S-8, filed with the Securities and Exchange Commission on April 16, 2013 (Registration Statement No. 333-187949) (the “2013 S-8”). The Carryover Shares were available for future grants under the 2013 Plan as of January 27, 2014, the date of the adoption of the 2014 Plan. A post-effective amendment to the 2013 S-8 to deregister the Carryover Shares is being filed contemporaneously with the filing of this registration statement.
(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares as may be issuable as a result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock of the Registrant.
(3)	Associated with the Common Stock of the Registrant are preferred share purchase rights that will not be exercisable or evidenced separately from the Common Stock prior to the occurrence of certain events.
(4)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act, based on the average of the high and low sales prices per share of the Registrant’s Common Stock on March 10, 2014 as reported on the Nasdaq Global Select Market.
(5)	The Registrant is paying registration fees solely with respect to the 1,870,499 shares of Common Stock newly registered hereby. The registration fee with respect to the Carryover Shares was paid upon filing of the 2013 S-8 as described in footnote (1) above, and no further registration fee is required.

DIGI INTERNATIONAL INC.

EXPLANATORY NOTE

The stockholders of Digi International Inc. (the “Company”) approved the Company’s 2014 Omnibus Incentive Plan (the “2014 Plan”) on January 27, 2014 (the “Effective Date”). As provided in the 2014 Plan, 2,250,000 shares of common stock, par value $.01 per share (“Common Stock”), are available for issuance thereunder. In addition, the number of shares of Common Stock available for issuance under the 2014 Plan will be increased by the number of shares subject to awards (made under the 2014 Plan or that were outstanding under the 2013 Plan or the Company’s 2000 Omnibus Stock Plan, as amended and restated December 4, 2009 (the “2000 Plan”)) that expire, are forfeited, or are settled in cash. The Company’s authority to grant new awards under the 2000 Plan terminated upon stockholder approval of the 2013 Plan on January 28, 2013 and its authority to grant new awards under the 2013 Plan terminated upon stockholder approval of the 2014 Plan on the Effective Date.

The purpose of this registration statement is to register the 1,870,499 shares being registered for the first time pursuant to the 2014 Plan and the 379,501 shares (the “Carryover Shares”) that remained available for grants under the 2013 as of the Effective Date and were previously registered on a Form S-8, filed with the Securities and Exchange Commission (the “Commission”) on April 16, 2013 (Registration Statement No. 333-187949) (the “2013 S-8”). The 2013 S-8 registered 1,750,000 shares of Common Stock, equal to the total number of shares of Common Stock then available under the 2013 Plan. A post-effective amendment to the 2013 S-8 to deregister the Carryover Shares is being filed contemporaneously with the filing of this registration statement.

Additional shares of Common Stock registered under the 2000 Plan and 2013 Plan may become available for future grants under the 2014 Plan if awards made under the 2000 Plan or 2013 Plan that were outstanding on the Effective Date expire, are forfeited, or are settled in cash. Such shares may be registered for issuance under the 2014 Plan pursuant to subsequent registration statements.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is not required to be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to the introductory Note to Part I of Form S-8 and Rule 424 under the Securities Act. The information required in the Section 10(a) prospectus is included in the documents being maintained and delivered by the Company as required by Part I of Form S-8 and by Rule 428 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents of the Company, filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are, as of their respective dates, incorporated herein by reference and made a part hereof:

(1)	The Annual Report on Form 10-K of the Company for the fiscal year ended September 30, 2013 (File No. 1-34033), which incorporates by reference certain portions of the Company’s definitive proxy statement for its 2014 Annual Meeting of Stockholders;

(2)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (1) above (other than information deemed to have been “furnished” rather than “filed” in accordance with the Commission’s rules);

(3)	The descriptions of the Company’s Common Stock and Purchase Rights contained in registration statements filed pursuant to the Exchange Act, together with any amendments or reports filed for the purpose of updating those descriptions.

All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all of the securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in and a part of this Registration Statement from the date of filing of such documents.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or incorporated herein by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation’s request, as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees) that are actually and reasonably incurred by the person (“Expenses”), and judgments, fines and amounts paid in settlement that are actually and reasonably incurred by the person, in connection with the defense or settlement of such action, provided that the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the corporation’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Although Delaware law permits a corporation to indemnify any person referred to above against Expenses in connection with the defense or settlement of an action by or in the right of the corporation, provided that the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the corporation’s best interests, if such person has been judged liable to the corporation, indemnification is only permitted to the extent that the Court of Chancery (or the court in which the action was brought) determines that, despite the adjudication of liability, such person is entitled to indemnity for such Expenses as the court deems proper. The General Corporation Law of the State of Delaware also provides for mandatory indemnification of any director or officer against Expenses to the extent such person has been successful in any proceeding covered by the statute. In addition, the General Corporation Law of the State of Delaware provides the general authorization of advancement of a director’s or officer’s litigation Expenses in lieu of requiring the authorization of such advancement by the board of directors in specific cases, and that indemnification and advancement of Expenses provided by the statute shall not be deemed exclusive of any other rights to which those seeking indemnification of Expenses may be entitled under any bylaw, agreement or otherwise.

Article V of the By-Laws of the Company and indemnification agreements with directors and officers of the Company provide for the broad indemnification of the directors and officers of the Company and for advancement of litigation Expenses to the fullest extent required or permitted by current Delaware law.

The Company maintains a director and officer liability insurance policy that reimburses the Company for Expenses that it may incur in conjunction with the foregoing indemnity provisions and that may provide direct indemnification to officers and directors where the Company is unable to do so.

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The Certificate of Incorporation of the Company eliminates the personal liability of a director to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except under certain circumstances involving certain wrongful acts such as breach of a director’s duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for any unlawful acts under Section 174 of the General Corporation Law of the State of Delaware, or for any transaction from which a director derives an improper personal benefit.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit

3.1	Restated Certificate of Incorporation of the Company, as amended (incorporated herein by reference to Exhibit 3(a) to the Company’s Form 10-K for the year ended September 30, 1993 (File No. 0-17972)).

3.2	Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 3 to the Company’s Form 8-K dated January 18, 2011 (File No. 1-34033)).

5	Opinion of Faegre Baker Daniels LLP, counsel for the Registrant.

23.1	Consent of Faegre Baker Daniels LLP (contained in Exhibit 5 to this Registration Statement).

23.2	Consent of PricewaterhouseCoopers LLP.

24	Powers of Attorney.

99	Digi International Inc. 2014 Omnibus Incentive Plan.

Item 9. Undertakings.

A.	The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

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(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) above do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement; and

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Minnetonka, State of Minnesota, on March 12, 2014.

DIGI INTERNATIONAL INC.

By	/s/ Joseph T. Dunsmore
Joseph T. Dunsmore
Chairman, President and Chief Executive Officer

We, the undersigned officers and directors of Digi International Inc., hereby severally constitute Joseph T. Dunsmore and Steven E. Snyder, and each of them singly, as true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names, in the capacities indicated below the registration statement filed herewith and any amendments to said registration statement, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Digi International Inc. to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on March 12, 2014:

Signature	Title
/s/ Joseph T. Dunsmore	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer and Director)
Joseph T. Dunsmore

/s/ Steven E. Snyder	Principal Financial Officer (Principal Financial and Accounting Officer)
Steven E. Snyder

/s/ Guy C. Jackson	Director
Guy C. Jackson

/s/ Satbir Khanuja, Ph.D.	Director
Satbir Khanuja, Ph.D.

/s/ Kenneth E. Millard	Director
Kenneth E. Millard

/s/ Ahmed Nawaz	Director
Ahmed Nawaz

/s/ William N. Priesmeyer	Director
William N. Priesmeyer

/s/ Girish Rishi	Director
Girish Rishi

INDEX TO EXHIBITS

Exhibit	Description	Method of Filing

3.1	Restated Certificate of Incorporation of the Company, as amended	Incorporated by Reference

3.2	Amended and Restated By-Laws of the Company	Incorporated by Reference

5	Opinion of Faegre Baker Daniels LLP, counsel for the Company	Filed Electronically

23.1	Consent of Faegre Baker Daniels LLP	Contained in Exhibit 5

23.2	Consent of PricewaterhouseCoopers LLP	Filed Electronically

24	Powers of Attorney	Included with signatures

99	Digi International Inc. 2014 Omnibus Incentive Plan	Filed Electronically